Exhibit 23.1

INDEPENDENT AUDITORS’  REPORT ON SCHEDULE AND CONSENT

The Board of Directors
Cymer, Inc.:

The audits referred to in our report dated January 27, 2003 included the related financial statement schedule as of December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, included in the 2002 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (No. 333-16559, No. 333-99975, No. 333-88616, No. 333-67491, No. 333-48242, No. 333-69736, and No. 333-58554) on Form S-8 and in the registration statements (No. 333-88496 and No. 333-39101) on Form S-3 of Cymer, Inc. of our report dated January 27, 2003 relating to the consolidated balance sheets of Cymer, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Cymer, Inc.  Our report refers to a change in the Company’s method of accounting for goodwill in 2002.

/s/ KPMG LLP

San Diego, California
March 27, 2003